Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference therein of our reports dated March 3, 2011 and January 7, 2010, with respect to the consolidated financial statements of Continuous Computing Corporation incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of RadiSys Corporation for the registration of $18,000,000 4.50% Convertible Senior Notes due 2015 and 3,461,747 shares of Common Stock issuable upon conversion of the Convertible Senior Notes.

/s/ Ernst & Young LLP
San Diego, California
September 7, 2012